Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement of Capital One Auto Receivables, LLC for the registration of Capital One Auto Finance Trust 2006-C, in the Registration Statement on Form S-3 (No. 333-128722) and to the use of our report dated January 23, 2006, with respect to the consolidated financial statements of Financial Guaranty Insurance Company and subsidiaries, included in this Form 8-K of Capital One Auto Receivables, LLC, filed with the Securities and Exchange Commission and incorporated by reference in the Registration Statement.

/s/ Ernst & Young LLP

New York, New York

November 20, 2006